UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

     Date of report (Date of earliest event reported):  November 22, 2004

Champion Enterprises, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Michigan

(State or Other Jurisdiction of Incorporation)

1-9751	38-2743168

(Commission File Number)	(IRS Employer Identification No.)

2701 Cambridge Court, Suite 300, Auburn Hills, Michigan	48326

(Address of Principal Executive Offices)	(Zip Code)

(248) 340-9090

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Item 9.01. Financial Statements and Exhibits
SIGNATURES
Index to Exhibits
Form of Change in Control Agreement
Change in Control Agreement, dated as of November 22, 2004
Executive Officer Severance Pay Plan

Item 1.01. Entry into a Material Definitive Agreement.

On November 22, 2004, Champion Enterprises, Inc. (the “Company”) entered into Change in Control Agreements with the following officers: William C. Griffiths, Phyllis A. Knight, John J. Collins, Jr. and Bobby J. Williams. Each agreement is effective as of November 22, 2004 and replaces the previous change in control agreement each officer had with the Company. Other than the name of the officer who is a party to each of the agreements with Phyllis A. Knight, John J. Collins, Jr. and Bobby J. Williams (collectively, the “Agreements”), the Agreements are substantially identical. A copy of the form of the Agreement is attached hereto as Exhibit 10.1. The following description applies to each Agreement and is qualified in its entirety by reference to the form of Agreement attached hereto.

Under each Agreement, the officer would receive a cash severance payment if his or her employment were to be terminated by the Company without cause, or by the officer for good reason, following a change in control of the Company, as defined in the Agreement. The officer’s severance payment would be the sum of: (i) twice the base annual salary earned by the officer immediately prior to termination or immediately prior to the change in control, whichever is greater, plus (ii) twice the target performance bonus for the fiscal year in which the termination occurs or the fiscal year of the change in control, whichever is greater. The Agreement also includes nonsolicitation and noncompetition obligations on the part of the officer that survive for two years following the date of termination. The Agreement also provides that in certain circumstances the severance payment may be reduced so that the payment will not be subject to U.S. federal excise taxes.

A copy of the Change in Control Agreement with Mr. Griffiths (the “Griffiths Agreement”) is attached hereto as Exhibit 10.2. The following description applies to the Griffiths Agreement and is qualified in its entirety by reference to the Griffiths Agreement attached hereto. Under the Griffiths Agreement, Mr. Griffiths would receive a cash severance payment if his employment is terminated by the Company without cause, or by him for good reason, following a change in control of the Company, as defined in the Agreement. Mr. Griffiths’ severance payment would be the sum of: (i) twice the annual base salary earned by him immediately prior to termination or immediately prior to the change in control, whichever is greater, plus (ii) twice the target bonus for the fiscal year in which the termination occurs or the fiscal year of the change in control, whichever is greater. The Agreement also provides that in certain circumstances the severance payment will be increased to fully compensate Mr. Griffiths for any U.S. federal excise tax paid by him due to his receiving the severance payment as well as for any U.S. federal, state or local income tax payments arising due to his receipt of such additional amount.

Also on November 22, 2004, the Board of Directors of the Company adopted an Executive Officer Severance Pay Plan (the “Severance Plan”) that will be effective on December 1, 2004 and a copy of which is attached hereto as Exhibit 10.3. The following description of the Severance Plan is qualified in its entirety by reference to the Severance Plan attached hereto.

Employees designated by the Company’s Board of Directors as an “officer” for purposes of Section 16 of the Securities Exchange Act of 1934, other than the President and Chief Executive Officer, are participants under the Severance Plan. Under the Severance Plan, a participant is entitled to receive cash severance payments if his or her employment is terminated by the Company without cause, or by the participant for good reason, as defined in the Agreement. Participants who are covered by a change in control agreement with the Company and who become entitled to payments or benefits thereunder are not entitled to severance benefits under the Severance Plan. Under the Severance Plan, the participant’s severance payments are made as salary continuation payments for up to eighteen months at the rate of the Participant’s base salary immediately prior to termination, less the amount of any other severance payments received from the Company by the participant. Participants in the Severance Plan must also comply with nonsolicitation and noncompetition obligations on their part that survive for two years following the date of termination. In order to continue receiving severance payments under the Severance Plan after the first twelve months the Participant must be seeking other comparable employment. Compensation earned by a participant as a result of such other employment is set off against severance payments otherwise payable under the Severance Plan.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits.

Exhibit 10.1	Form of Change in Control Agreement between Champion Enterprises, Inc. and certain executive officers.

Exhibit 10.2	Change in Control Agreement, dated as of November 22, 2004, between Champion Enterprises, Inc. and William C. Griffiths.

Exhibit 10.3	Executive Officer Severance Pay Plan of Champion Enterprises, Inc., effective as of December 1, 2004.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CHAMPION ENTERPRISES, INC.
By:	/s/ John J. Collins, Jr.
John J. Collins, Jr., Senior Vice President,
General Counsel and Secretary

Date: November 24, 2004

Index to Exhibits

Exhibit No.	Description
Exhibit 10.1	Form of Change in Control Agreement between Champion Enterprises, Inc. and certain executive officers.

Exhibit 10.2	Change in Control Agreement, dated as of November 22, 2004, between Champion Enterprises, Inc. and William C. Griffiths.

Exhibit 10.3	Executive Officer Severance Pay Plan of Champion Enterprises, Inc., effective as of December 1, 2004.